                                                    EXHIBIT 5.1

                                                September 18, 2000

Board of Directors
First M&F Corporation
221 East Washington
Kosciusko, MS 39090

Gentlemen:

        We have acted as counsel for First M & F Corporation, a Mississippi corporation in connection with the filing of its Post Effective Amendment No. 1 to Form S-8 for the registration of 300,000 additional shares of Common Stock, par value $5.00 per share, of First M&F under the Securities Act of 1933. The Amended Registration Statement is being filed in connection with First M&F’s offering such shares pursuant to the First M&F Corporation Stock Option Plan.

        We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of First M&F relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

        Based on the foregoing, it is our opinion that the shares of Common Stock, par value $5.00 per share, of First M&F when issued and sold in accordance with the terms and conditions of the Stock Option Plan will be legally issued, fully paid and non assessable shares of Common Stock of First M&F.

        This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America.

        We hereby consent to the use of this opinion as an exhibit to the Post Effective Amendment No. 1 to Form S-8.

                                                     Sincerely,

                                                     /s/ Watkins Ludlam Winter & Stennis, P.A.

                                                     WATKINS LUDLAM WINTER & STENNIS, P.A.